EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: J. Eric Bjornholt -- CFO..... (480) 792-7804

MICROCHIP TECHNOLOGY ANNOUNCES FINANCIAL RESULTS
FOR THIRD QUARTER OF FISCAL YEAR 2019

•	GAAP net sales of $1.375 billion, down 4.0% sequentially and up 38.3% from the year ago quarter. Microchip was unable to provide GAAP net sales guidance.

•	Non-GAAP net sales of $1.416 billion, down 6.4% sequentially and up 42.4% from the year ago quarter. The midpoint of our guidance provided on November 7, 2018 was Non-GAAP net sales of $1.400 billion.

•	On a GAAP basis: gross margin of 56.7%; operating income of $194.7 million; net income of $49.2 million; and EPS of $0.20 per diluted share. Microchip was unable to provide GAAP guidance.

•
On a Non-GAAP basis: record gross margin of 62.2%; operating income of $530.0 million and 37.4% of net sales; net income of $405.6 million and EPS of $1.66 per diluted share, up 22.1% from the year ago quarter. Our guidance provided on November 7, 2018 was Non-GAAP EPS of $1.49 to $1.64 per diluted share.

•	Paid down $377.5 million of debt in the December 2018 quarter. Cumulatively paid down $878.5 million of debt over the last two quarters.

•	Record quarterly dividend declared of 36.50 cents per share.

CHANDLER, Arizona - February 5, 2019 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller, mixed signal, analog and Flash-IP solutions, today reported results for the three months ended December 31, 2018 as summarized in the following table:

(in millions, except per share amounts and percentages)	Three Months Ended December 31, 2018
	GAAP	% of Net Sales	Non-GAAP[1]	% of Net Sales
Net sales	$1,374.7		$1,416.0
Gross margin	$779.6	56.7%	$881.1	62.2%
Operating income	$194.7	14.2%	$530.0	37.4%
Other expense	$(139.7)		$(109.7)
Income tax provision	$5.8		$14.7
Net income	$49.2	3.6%	$405.6	28.6%
Net income per diluted share	$0.20		$1.66
(1) See the "Use of Non-GAAP Financial Measures" section of this release.

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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200

Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

GAAP net sales for the third quarter of fiscal 2019 were $1.375 billion, up 38.3% from GAAP net sales of $994.2 million in the prior year's third fiscal quarter. GAAP net income for the third quarter of fiscal 2019 was $49.2 million, or $0.20 per diluted share, up from a GAAP net loss of $251.1 million, or $1.07 per diluted share, in the prior year's third fiscal quarter. The current year's GAAP net income was significantly adversely impacted by purchase accounting adjustments associated with our acquisitions. The prior year's GAAP net income results were significantly adversely impacted by one-time tax adjustments related to the Tax Cuts and Jobs Act of 2017.

Non-GAAP net sales for the third quarter of fiscal 2019 were $1.416 billion, up 42.4% from non-GAAP net sales of $994.2 million in the prior year's third fiscal quarter. Non-GAAP net income for the third quarter of fiscal 2019 was $405.6 million, or $1.66 per diluted share, up 18.9% from non-GAAP net income of $341.2 million, or $1.36 per diluted share, in the prior year's third fiscal quarter. For the third quarters of fiscal 2019 and fiscal 2018, our non-GAAP results exclude the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, excess capacity charges to normalize acquired inventory levels, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions), non-cash interest expense on our convertible debentures, adjustments for a manufacturing excursion issue with one of our suppliers, losses on the settlement of debt, and losses on available-for-sale investments. Due to our required adoption of the new revenue recognition standard on April 1, 2018 that resulted in revenue being recognized when the product is sold to our distribution customers, our non-GAAP adjustments include the effect of our distributors increasing or decreasing their inventory holdings in order to present a measure of the end-market demand for our products. For the third quarter of fiscal 2019, our non-GAAP income tax expense is presented based on projected cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act. For the third quarter of fiscal 2018, our non-GAAP income tax expense is presented in a manner that excludes the tax impact of non-GAAP adjustments calculated using the applicable tax rates in the jurisdictions where the adjustments occurred, tax adjustments in accordance with ASC 740-270, and one-time tax events. A reconciliation of our non-GAAP and GAAP results is included in this press release.

Beginning with the fiscal quarter ending March 31, 2019, we will be changing the information included in our financial guidance. Please refer to the “Fourth Quarter Fiscal Year 2019 Outlook” section of this release for details regarding our revised approach to providing guidance.

Microchip announced today that its Board of Directors has declared a record quarterly cash dividend on its common stock of 36.50 cents per share. The quarterly dividend is payable on March 7, 2019 to stockholders of record on February 21, 2019.

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

"Our December quarter financial results were good in spite of a challenging economic backdrop," said Steve Sanghi, Chief Executive Officer. "Our non-GAAP net sales came in above the mid-point of our guidance that we issued on November 7, 2018. We are pleased that through record non-GAAP gross margins, tight expense control and continued synergies from our Microsemi acquisition, our non-GAAP operating margins exceeded the high-end of our guidance."

Mr. Sanghi added, "After reducing the inventory in the Microsemi distribution channel in the September 2018 quarter, Microsemi distribution inventory remained at a stable 2.6 months in the December 2018 quarter. We believe that at the current levels distributors are holding the amount of inventory needed to support end-market demand and that the inventory levels are in line with the levels maintained by our distributors for our historical business."

Mr. Sanghi further added, "Since closing the Microsemi acquisition, we have removed sell-in revenue incentives and sales discounts from the Microsemi business and have realized significant operating expense synergies. As a result of these actions, we achieved record non-GAAP operating profit percentage for the Microsemi business. The accretion run rate from the Microsemi transaction already exceeds the 75 cents per share annualized run rate which was our initial guidance for one year after the acquisition date."

"In the December 2018 quarter, non-GAAP net sales for our FPGA product line achieved an all-time record of $99.2 million. Microcontroller non-GAAP net sales were $748.4 million, up 13.2% from the December 2017 quarter and analog non-GAAP net sales were $411.8 million, up 77.9% from the December 2017 quarter," said Ganesh Moorthy, President and Chief Operating Officer.

Mr. Moorthy added, "The integration of Microsemi with Microchip continues to progress at a rapid pace. We are achieving synergies in the business units, sales, operations and support functions, while we relentlessly march toward the synergy targets we have outlined for our stockholders."

Eric Bjornholt, Microchip's Chief Financial Officer, said, "We paid down $377.5 million of total debt during the December quarter as we tightly managed our working capital requirements for the business. During the September and December 2018 quarters combined, we have paid down $878.5 million of total debt. We will continue to use substantially all of our excess cash generation after dividends to reduce the amount of debt on our balance sheet as quickly as possible."

Mr. Sanghi concluded, "Microchip, the semiconductor industry and the global economy have experienced a soft business environment from a variety of factors including trade tensions between the U.S. and China. We continue

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

to be cautious about the outlook for the March quarter. We expect net sales for our products based on sell-in revenue recognition under the new GAAP standard to be between $1.251 billion and $1.403 billion in the March 2019 quarter. Compared to our December quarter sell-in based GAAP revenue recognition, our March net sales would be up 2% to down 9% sequentially."

Microchip's Highlights for the Quarter Ended December 31, 2018:

•
In partnership with Google Cloud, unveiled the AVR-IoT WG Development Board that combines a powerful AVR® MCU, a CryptoAuthentication™ secure element IC and a fully certified Wi-Fi® network controller to provide a simple and effective way to connect embedded applications.

•	Announced the industry’s lowest-power LoRa® System-in-Package (SiP) family, the SAM R34/35, combining an ultra-low-power 32-bit MCU, sub-GHz RF LoRa transceiver and software stack.

•
Announced Intelligent Network Interface Controller networking (INICnet™) technology, the industry’s most efficient automotive infotainment networking solution that supports all data types, including audio, video, control and Ethernet, over a single cable.

•
Unveiled the industry’s first RISC-V SoC Field Programmable Gate Array (FPGA) architecture, combining the industry's lowest power mid-range PolarFire™ FPGA family with a complete microprocessor subsystem based on the open, royalty-free RISC-V instruction set architecture (ISA).

•	Introduced the industry’s smallest multi-output MEMS clock generator, the DSC613, offering up to 80 percent board space savings on timing components.

•
Expanded portfolio of maXTouch® touchscreen controllers with the introduction of the single-chip MXT2912TD-A and MXT2113TD-A for screens up to 20 inches in size, supporting thick cover lenses with multi-finger touch and addressing automotive functional safety requirements.

•
Introduced the EMC181x family of five new 1.8V temperature sensors, featuring the industry’s smallest five-channel temperature sensor with standard lead spacing and system temperature rate-of-change reporting.

•	Announced the MCP1811 linear Low Dropout (LDO) regulator, which extends battery life in portable devices up to four times longer than traditional ultra-low quiescent (Iq) LDOs.

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

•	Announced the PolarFire FPGA burst mode receiver (BMR) solution, the first and only FPGA for 10G passive optical network optical line terminal implementation in compact form factor.

•	Announced that AVR microcontrollers (MCUs) are beta supported with the release of MPLAB® X Integrated Development Environment (IDE) version 5.05.

•	Microchip’s ATmegaS64M1 AVR MCU received a platinum award in Military & Aerospace Electronics’ 2018 Technology Innovation Awards.

•	Microchip’s SAMA5D2 System-on-Module (SOM) was selected as Electronics Products’ 2018 Product of the Year in the digital IC category.

•	Microchip’s SAM L11 MCU won ‘Best Contributor to IoT Security’ in the 2018 Arm TechCon Innovation Awards.

•	Microchip’s SAM L11 MCU was selected as the winner of the embedded computing category in WTWH Media’s inaugural Leadership in Engineering Achievement Program (LEAP) Awards.

•	Microchip was once again included in the Phoenix Business Journal's annual Best Places to Work list in the extra-large company category.

Fourth Quarter Fiscal Year 2019 Outlook:

Beginning with the fiscal quarter ending March 31, 2019, we will be changing the information included in our financial guidance in response to comments from and discussions with the Staff of the Securities and Exchange Commission. We will provide net sales guidance based on sell-in revenue recognition under the new GAAP standard. We will also provide guidance and report non-GAAP gross margin percentage, operating expense percentage, operating profit percentages and diluted earnings per share based on sell-in GAAP revenue. When we report our actual results we will also provide information on end-market demand so that investors will have information on the consumption in the marketplace of our products by our customers or our distributors. We will not use end-market demand for any of our non-GAAP income statement calculations. Please see "Use of End-Market Demand Metric" below for information on how we calculate end-market demand.

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. We are not able to predict whether inventory at our distributors will increase or

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

decrease and are therefore providing a relatively broad range of GAAP net sales guidance. In recent years, we have seen net inventory at our distributors increase or decrease by a significant amount in a single quarter.

Microchip Consolidated Guidance
	GAAP	Non-GAAP Adjustments	Non-GAAP[1]
Net Sales	$1.251 to $1.403 billion	-	$1.251 to $1.403 billion
Gross Margin	60.9% to 61.4%	$4 to $5 million	61.2% to 61.8%
Operating Expenses[2]	42.7% to 45.1%	$233 to $237 million	25.8% to 26.5%
Operating Income	15.8% to 18.7%	$237 to $242 million	34.7% to 36.0%
Other Expense, net	$137.7 to $139.7 million	$29.7 million	$108 to $110 million
Income Taxes	18% to 24%[3]	$0.8 to $10.7 million	3% to 4%[4]
Net Income	$43.6 to $102.9 million	$267.5 to $282.4 million	$311.1 to $385.2 million
Diluted Common Shares Outstanding	Approximately 247.2 to 251.7 million shares	-	Approximately 247.2 to 251.7 million shares
Earnings per Diluted Share	18 to 41 cents	$1.08 to $1.12	$1.26 to $1.53

[1]
For the quarter ending March 31, 2019, our GAAP and non-GAAP net sales guidance are the same and both reflect GAAP sell-in revenue recognition. See the "Use of Non-GAAP Financial Measures" section of this release for information regarding our non-GAAP guidance for items other than Net Sales.

[2]
We are not able to estimate the amount of Special Charges and Other, net that may be incurred during the quarter ending March 31, 2019. Therefore, our estimate of GAAP operating expenses excludes any amount that may be recognized as Special Charges and Other, net in the quarter ending March 31, 2019.

[3]	The forecast for GAAP tax expense excludes any unexpected tax events that may occur during the quarter, as these amounts cannot be forecasted.

[4]	Represents expected cash tax rate for fiscal 2019 excluding any transition tax payments associated with the Tax Cuts and Jobs Act.

•
Microchip's inventory days in the March 2019 quarter are expected to be in the range of 123 to 133 days. Our actual inventory level will depend on the inventory that our distributors decide to hold to support their customers, overall demand for our products and our production levels.

•
Capital expenditures for the quarter ending March 31, 2019 are expected to be about $45 million. Capital expenditures for all of fiscal 2019 are expected to be about $235 million. We are continuing to invest in the equipment needed to support the growth of our production capabilities for fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced.

Use of End-Market Demand Metric: End-market demand is the net dollar amount of our products, licensing revenue and other services delivered to our direct (non-distributor) customers and by our distributors to their customers. We are able to calculate end-market demand based on information that our distributors provide us about their product shipments to their customers and inventory holdings. The value of end-market demand from our distributors is calculated as the net transaction value of these shipments. We believe that our end-market

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer.

Under the new GAAP revenue recognition standard, we are required to recognize revenue when control of the product changes from us to a customer or distributor. We focus our sales and marketing efforts on creating demand for our products in the end markets we serve and not on moving inventory into our distribution network. Therefore, the elements of our internal performance and executive and employee compensation metrics that are based on sales and operating results will be measured using the value of the end-market demand for our products. We use end-market demand for these purposes because we do not believe that the underlying value of our business benefits from increases in the value of inventory that is held in the supply chain. As many of our products are designed into customer applications with relatively long lives, such value is only realized when the end-market demand is created and the supply chain sells the inventory to the end customer. We believe the use of end-market demand is also important to investors and users of our financial statements as it reflects the final outcome of our sales activities whereas our GAAP net sales are based on estimates made earlier in (or before the end of) the process of creating and fulfilling demand is complete. We also manage our manufacturing and supply chain operations, including our distributor relationships, towards the goal of having our products available at the time and location the end customer desires. Management uses end-market demand to manage and assess the profitability of our business and when developing and monitoring our budgets and spending. Many of our investors have requested that we disclose end-market demand metric because they believe it is useful in understanding our performance as it provides better information regarding end-market demand for our products. Therefore, we believe that it is useful to investors for us to disclose end-market demand. Our determination of end-market demand metric might not be the same as similarly titled measures used by other companies.

Use of Non-GAAP Financial Measures: Our non-GAAP adjustments, where applicable, include the effect of share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, excess capacity charges to normalize acquired inventory levels, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions), non-cash interest expense on our convertible debentures, adjustments for a manufacturing excursion issue with one of our suppliers, losses on the settlement of debt, and losses on available-for-sale investments. For the third quarter of fiscal 2019, our non-GAAP income tax expense is presented based on projected cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act. For the third quarter of fiscal 2018, our non-GAAP income tax expense is presented in a manner that excludes the tax impact of non-GAAP adjustments calculated using the applicable tax rates in the jurisdictions where the adjustments occurred, tax adjustments in accordance with ASC 740-270, and one-time tax events.

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

For the third quarter of fiscal 2019, we reported non-GAAP net sales based on end-market demand, which excluded the effect of our distributors increasing or decreasing their inventory holdings. This is consistent with the guidance we provided in our November 7, 2018 earnings press release. Beginning with the fourth quarter of fiscal 2019, we will be changing the information included in our financial guidance and will provide net sales guidance based on sell-in revenue recognition under the new GAAP standard. We will also present an end-market demand metric which reflects the net dollar amount of our products, licensing revenue and other services delivered to our direct (non-distributor) customers and by our distributors to their customers. See the “Use of End-Market Demand” section of this press release.

We are required to estimate the cost of certain forms of share-based compensation, including employee stock options, restricted stock units and our employee stock purchase plan, and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by the price of our stock at the date of grant. The price of our stock is affected by market forces that are difficult to predict and are not within the control of management. Our other non-GAAP adjustments are either non-cash expenses, unusual or infrequent items or other expenses related to transactions. Management excludes all of these items from its internal operating forecasts and models.

We are using non-GAAP operating expenses in dollars including non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses, non-GAAP other expense, net, and non-GAAP income tax rate, which exclude the items noted above, as applicable, to permit additional analysis of our performance.

Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash and other charges that many investors feel may obscure our underlying operating results. Management uses these non-GAAP measures to manage and assess the profitability of our business and for compensation purposes. We also use our non-GAAP results when developing and monitoring our budgets and spending. Our determination of these non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for amounts determined in accordance with GAAP. There are limitations associated with using these non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

Generally, gross margin fluctuates over time, driven primarily by the mix of microcontrollers, mixed-signal products, analog products and memory products sold and licensing revenue; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; costs of wafers from foundries; inventory reserves; pricing pressures in our non-proprietary product lines; and competitive and economic conditions. Operating expenses fluctuate over time, primarily due to net sales and profit levels.

Diluted Common Shares Outstanding can vary for, among other things, the trading price of our common stock, the exercise of options or vesting of restricted stock units, the potential for incremental dilutive shares from our convertible debentures (additional information regarding our share count is available in the investor relations section of our website under the heading "Supplemental Financial Information"), and repurchases or issuances of shares of our common stock. The diluted common shares outstanding presented in the guidance table above assumes an average Microchip stock price in the March 2019 quarter between $75 and $85 per share (however, we make no prediction as to what our actual share price will be for such period or any other period and we cannot estimate what our stock option exercise activity will be during the quarter).

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in millions except per share amounts) (unaudited)

	Three months ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net sales	$1,374.7	$994.2	$4,019.7	$2,978.5
Cost of sales	595.1	387.1	1,908.8	1,172.9
Gross profit	779.6	607.1	2,110.9	1,805.6

Research and development	217.7	131.6	611.6	395.7
Selling, general and administrative	174.8	109.1	515.5	337.6
Amortization of acquired intangible assets	193.7	121.0	497.2	362.8
Special (income) charges and other, net	(1.3)	0.2	57.0	17.3
Operating expenses	584.9	361.9	1,681.3	1,113.4

Operating income	194.7	245.2	429.6	692.2
Losses on equity method investment	(0.1)	(0.1)	(0.2)	(0.2)
Other expense, net	(139.6)	(48.4)	(376.1)	(142.9)

Income before income taxes	55.0	196.7	53.3	549.1
Income tax provision (benefit)	5.8	447.8	(127.9)	440.4
Net income (loss)	$49.2	$(251.1)	$181.2	$108.7

Basic net income (loss) per common share	$0.21	$(1.07)	$0.77	$0.47
Diluted net income (loss) per common share	$0.20	$(1.07)	$0.73	$0.44

Basic common shares outstanding	236.7	234.1	235.9	232.3
Diluted common shares outstanding	244.6	234.1	249.5	248.0

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

ASSETS

	December 31,	March 31,
	2018	2018
	(Unaudited)
Cash and short-term investments	$436.2	$2,196.6
Accounts receivable, net	544.8	563.7
Inventories	702.5	476.2
Other current assets	194.1	119.8
Total current assets	1,877.6	3,356.3

Property, plant and equipment, net	1,039.7	767.9
Other assets	15,238.4	4,133.0
Total assets	$18,155.7	$8,257.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities	$643.7	$373.7
Deferred income on shipments to distributors	—	333.8
Current portion of long-term debt	—	1,309.9
Total current liabilities	643.7	2,017.4

Long-term debt	10,542.3	1,758.4
Long-term income tax payable	720.7	754.9
Long-term deferred tax liability	830.5	205.8
Other long-term liabilities	257.4	240.9

Stockholders' equity	5,161.1	3,279.8
Total liabilities and stockholders' equity	$18,155.7	$8,257.2

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in millions except per share amounts and percentages)
(unaudited)

RECONCILIATION OF GAAP NET SALES TO NON-GAAP NET SALES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales, as reported	$1,374.7	$994.2	$4,019.7	$2,978.5
Impact of changes in distributor inventory levels	41.3	—	126.4	—
Non-GAAP net sales	$1,416.0	$994.2	$4,146.1	$2,978.5

RECONCILIATION OF GAAP GROSS PROFIT TO NON-GAAP GROSS PROFIT

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Gross profit, as reported	$779.6	$607.1	$2,110.9	$1,805.6
Impact of changes in distributor inventory levels	23.8	—	83.3	—
Share-based compensation expense	3.4	3.5	10.9	10.6
Manufacturing excursion	—	—	—	(0.6)
Acquisition-related costs	—	—	0.2	—
Excess capacity charges to normalize acquired inventory levels	—	—	2.3	—
Acquired inventory valuation costs	74.3	—	363.9	—
Non-GAAP gross profit	$881.1	$610.6	$2,571.5	$1,815.6
Non-GAAP gross profit percentage	62.2%	61.4%	62.0%	61.0%

RECONCILIATION OF GAAP RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Research and development expenses, as reported	$217.7	$131.6	$611.6	$395.7
Share-based compensation expense	(19.4)	(10.9)	(53.2)	(31.8)
Acquisition-related costs	(0.3)	(0.1)	(1.5)	—
Non-GAAP research and development expenses	$198.0	$120.6	$556.9	$363.9
Non-GAAP research and development expenses as a percentage of net sales	14.0%	12.1%	13.4%	12.2%

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RECONCILIATION OF GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Selling, general and administrative expenses, as reported	$174.8	$109.1	$515.5	$337.6
Share-based compensation expense	(16.6)	(9.6)	(46.1)	(27.6)
Acquisition-related costs	(5.1)	(1.2)	(37.6)	(4.8)
Non-GAAP selling, general and administrative expenses	$153.1	$98.3	$431.8	$305.2
Non-GAAP selling, general and administrative expenses as a percentage of net sales	10.8%	9.9%	10.4%	10.2%

RECONCILIATION OF GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating expenses, as reported	$584.9	$361.9	$1,681.3	$1,113.4
Share-based compensation expense	(36.0)	(20.5)	(99.3)	(59.4)
Acquisition-related costs	(5.4)	(1.3)	(39.1)	(4.8)
Amortization of acquired intangible assets	(193.7)	(121.0)	(497.2)	(362.8)
Special (income) charges and other, net	1.3	(0.2)	(57.0)	(17.3)
Non-GAAP operating expenses	$351.1	$218.9	$988.7	$669.1
Non-GAAP operating expenses as a percentage of net sales	24.8%	22.0%	23.8%	22.5%

RECONCILIATION OF GAAP OPERATING INCOME TO NON-GAAP OPERATING INCOME

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Operating income, as reported	$194.7	$245.2	$429.6	$692.2
Impact of changes in distributor inventory levels	23.8	—	83.3	—
Share-based compensation expense	39.4	24.0	110.2	70.0
Manufacturing excursion	—	—	—	(0.6)
Acquisition-related costs	5.4	1.3	39.3	4.8
Excess capacity charges to normalize acquired inventory levels	—	—	2.3	—
Acquired inventory valuation costs	74.3	—	363.9	—
Amortization of acquired intangible assets	193.7	121.0	497.2	362.8
Special (income) charges and other, net	(1.3)	0.2	57.0	17.3
Non-GAAP operating income	$530.0	$391.7	$1,582.8	$1,146.5
Non-GAAP operating income as a percentage of net sales	37.4%	39.4%	38.2%	38.5%

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RECONCILIATION OF GAAP OTHER EXPENSE, NET TO NON-GAAP OTHER EXPENSE, NET

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Other expense, net, as reported	$(139.6)	$(48.4)	$(376.1)	$(142.9)
Loss on settlement of debt	0.2	2.1	4.3	16.0
Non-cash other expense, net	29.2	27.8	94.6	81.8
Losses on available-for-sale investments	0.6	—	6.7	—
Non-GAAP other expense, net	$(109.6)	$(18.5)	$(270.5)	$(45.1)
Non-GAAP other expense, net, as a percentage of net sales	(7.7)%	(1.9)%	(6.5)%	(1.5)%

RECONCILIATION OF GAAP INCOME TAX PROVISION (BENEFIT) TO NON-GAAP INCOME TAX PROVISION

For the three and nine months ended December 31, 2018, non-GAAP income tax expense is presented based on cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act.

	Three and Nine Months Ended
	December 31, 2018
Income tax provision (benefit), as reported	$5.8	$(127.9)
Income tax rate, as reported	10.5%	(240.0)%
Other non-GAAP tax adjustment [1]	8.9	173.9
Non-GAAP income tax provision	$14.7	$46.0
Non-GAAP income tax rate	3.5%	3.5%
For the three and nine months ended December 31, 2017, non-GAAP income tax expense is presented as the tax impact of non-GAAP adjustments calculated using the applicable tax rates in the jurisdictions where the adjustments occurred.

	Three and Nine Months Ended
	December 31, 2017
Income tax provision, as reported	$447.8	$440.4
Income tax rate, as reported	227.7%	80.2%
Share-based compensation expense [2]	6.6	21.8
Manufacturing excursion [2]	—	(0.2)
Acquisition-related costs [2]	0.2	1.6
Amortization of acquired intangible assets [2]	8.1	27.8
Special charges and other, net [2]	—	6.0
Loss on settlement of debt [2]	0.1	5.2
Non-cash other expense, net [2]	8.0	27.8
Non-recurring tax events [2]	(439.8)	(428.6)
Tax adjustment in accordance with ASC 740-270 [2]	0.9	(4.9)
Non-GAAP income tax provision	$31.9	$96.9
Non-GAAP income tax rate	8.5%	8.8%

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RECONCILIATION OF GAAP NET INCOME (LOSS) AND GAAP DILUTED NET INCOME (LOSS) PER COMMON SHARE TO NON-GAAP NET INCOME AND NON-GAAP DILUTED NET INCOME PER COMMON SHARE

	Three and Nine Months Ended
	December 31, 2018
Net income, as reported	$49.2	$181.2
Impact of changes in distributor inventory levels	23.8	83.3
Share-based compensation expense	39.4	110.2
Acquisition-related costs	5.4	39.3
Excess capacity charges to normalize acquired inventory levels	—	2.3
Acquired inventory valuation costs	74.3	363.9
Amortization of acquired intangible assets	193.7	497.2
Special (income) charges and other, net	(1.3)	57.0
Loss on settlement of debt	0.2	4.3
Non-cash other expense	29.2	94.6
Losses on available-for-sale investments	0.6	6.7
Other non-GAAP tax adjustment [1]	(8.9)	(173.9)
Non-GAAP net income	$405.6	$1,266.1
Non-GAAP net income as a percentage of net sales	28.6%	30.5%
GAAP net income as a percentage of net sales	3.6%	4.5%
Diluted net income per common share, as reported	$0.20	$0.73
Non-GAAP diluted net income per common share	$1.66	$5.07
Diluted common shares outstanding, as reported	244.6	249.5
Diluted common shares outstanding non-GAAP	244.6	249.5

	Three and Nine Months Ended
	December 31, 2017
Net (loss) income, as reported	$(251.1)	$108.7
Share-based compensation expense, net of tax effect [2]	17.4	48.2
Manufacturing excursion, net of tax effect [2]	—	(0.4)
Acquisition-related costs, net of tax effect [2]	1.1	3.2
Amortization of acquired intangible assets, net of tax effect [2]	112.9	335.0
Special charges and other, net of tax effect [2]	0.2	11.3
Loss on settlement of debt, net of tax effect [2]	2.0	10.8
Non-cash other expense, net of tax effect [2]	19.8	54.0
Non-recurring tax events [2]	439.8	428.6
Tax adjustment in accordance with ASC 740-270 [2]	(0.9)	4.9
Non-GAAP net income	$341.2	$1,004.3
Non-GAAP net income as a percentage of net sales	34.3%	33.7%
GAAP net (loss) income as a percentage of net sales	(25.3)%	3.6%
Diluted net (loss) income per common share, as reported	$(1.07)	$0.44
Non-GAAP diluted net income per common share	$1.36	$4.05
Diluted common shares outstanding, as reported	234.1	248.0
Diluted common shares outstanding non-GAAP	250.8	248.0
1 For fiscal 2019, the income tax adjustments represent the difference in GAAP tax expense and projected non-GAAP tax expense which is based on projected cash taxes for fiscal 2019, excluding transition tax payments under the Tax Cuts and Jobs Act.
2 The tax impact of the non-GAAP adjustments is calculated using the applicable tax rates in the jurisdictions where the adjustments occurred in the three and nine months ended December 31, 2017.

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

Microchip will host a conference call today, February 5, 2019 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until February 19, 2019.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) on February 5, 2019 and will remain available until 5:00 p.m. (Eastern Time) on February 19, 2019. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 9119657.

Cautionary Statement:

The statements in this release relating to the challenging economic backdrop, continued synergies from our Microsemi acquisition, the accretion run rate from the Microsemi transaction, our belief distributors are holding the amount of inventory needed to support end-market demand and that the inventory levels are in line with the levels maintained by our distributors for our historical business, that the integration of Microsemi with Microchip continues to progress at a rapid pace, that we are achieving synergies in the business units, sales, operations and support functions, while we relentlessly march toward the synergy targets we have outlined for our stockholders, that we will continue to use substantially all of our excess cash generation after dividends to reduce the amount of debt on our balance sheet as quickly as possible, that we continue to be cautious about the outlook for the March quarter, that we expect net sales for our products based on sell-in revenue recognition under the new GAAP standard to be between $1.251 billion and $1.403 billion in the March 2019 quarter, that compared to our December quarter sell-in based GAAP revenue recognition, our March net sales would be up 2% to down 9% sequentially, that we believe our end-market demand metric reflects true end-market demand based on when product is sold to our direct customers or by our distributors to an end customer, our fourth quarter fiscal 2019 guidance for GAAP net sales and GAAP and non-GAAP gross margin, operating expenses, operating income, other expense, net, income taxes, net income, diluted common shares outstanding, earnings per diluted share, and inventory days in the March 2019 quarter expected to be in the range of 123 to 133 days, capital expenditures for the March 2019 quarter and for all of fiscal 2019, continuing to invest to support the growth of our production capabilities for fast-growing new products and technologies and to bring in-house more of the assembly and test operations that are currently outsourced, and assumed average stock price in the March 2019 quarter are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: any economic uncertainty due to monetary policy, political, trade or other issues in the U.S. or internationally, any unexpected fluctuations or weakness in the U.S. and global economies (including China), changes in demand or market acceptance of our products and the products of our customers; our ability to successfully integrate the operations and employees, retain key employees and customers and otherwise realize the expected synergies and

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

benefits of our acquisitions (including our recent acquisition of Microsemi Corporation); the impact of current and future changes in U.S. corporate tax laws (including the Tax Cuts and Jobs Act of 2017), foreign currency effects on our business; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity and our ability to effectively manage and expand our production levels; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; changes or fluctuations in customer order patterns and seasonality; the impact of any future significant acquisitions that we may make; our ability to obtain a sufficient supply of wafers from third party wafer foundries and the cost of such wafers, the costs and outcome of any current or future litigation or other matters involving our Microsemi acquisition, the Microsemi business, intellectual property, customers, or other issues; the costs and outcome of any current or future tax audit or investigation regarding our business or the business of Microsemi, our actual average stock price in the March 2019 quarter and the impact such price will have on our share count; fluctuations in our stock price and trading volume which could impact the number of shares we acquire under our share repurchase program and the timing of such repurchases; disruptions in our business or the businesses of our customers or suppliers due to natural disasters (including any floods in Thailand), terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this February 5, 2019 press release, or to reflect the occurrence of unanticipated events.

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Microchip Technology Reports
Third Quarter Fiscal 2019
Financial Results

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, mixed-signal, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

Note: The Microchip name and logo, the Microchip logo, AVR, maXTouch and MPLAB are registered trademarks of Microchip Technology Inc. in the USA and other countries. CryptoAuthentication, INICnet and PolarFire are trademarks of Microchip Technology Inc. in the USA and other countries. All other trademarks mentioned herein are the property of their respective companies.

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